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                               MANUFACTURING AGREEMENT

                                       between


                              TANISYS TECHNOLOGY, INC.
                                12201 Technology Blvd.
                                  Austin, TX 78727
                                        U.S.A.


                                         and


                              SIEMENS COMPONENTS, INC.
                              10950 North Tantau Avenue
                                Cupertino, CA 95014
                                        U.S.A.


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                                  INDEX TO AGREEMENT



    1.    BASIC  AGREEMENT:       SIEMENS - TANISYS

    2.    ATTACHMENT A:           SIEMENS SPECIFIED MODULES AND LOOSE PARTS

    3.    ATTACHMENT B:           ASSEMBLY, TEST AND REPAIR PRICES:  MEMORY
                                  MODULES (MM)

    4.    ATTACHMENT C:           LOGISTICS/TECHNICAL TERMS OF DELIVERY

    5.    ATTACHMENT D:           SIEMENS Rolling Forecast

    6.    ATTACHMENT E:           SIEMENS Processing and Quality Specification

    7.    ATTACHMENT F:           EDI Agreement

    8.    ATTACHMENT G:           SIEMENS and TANISYS Listing of Contacts


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                           MANUFACTURING AGREEMENT


This Agreement made effective November 1st, 1996 between Tanisys Technology, Inc. 12201 Technology Blvd., Austin, TX 78727, U.S.A (TANISYS) and SIEMENS Components, Inc. 10950 North Tantau Avenue, Cupertino, CA 95014 (SIEMENS) (see Article 1.16).

WHEREAS, SIEMENS wants and TANISYS is willing to assemble quantities of certain products exclusively for SIEMENS in accordance with these terms and conditions, the parties agree:

1.  PARTS OF AGREEMENT: DEFINITIONS

In this Agreement, the following expressions, except where the context otherwise requires, shall have the following meanings:

            1.0 "Affiliates" shall mean those corporate entities controlled by or controlling, directly or indirectly, by capital or votes, either SIEMENS or TANISYS, but only so long as the entities are so related.

            1.1 "Contract products" (Products) shall mean those specific Memory Modules (equipped printed circuit boards) defined in Attachment A.

            1.2 "CONFIDENTIAL Information" shall mean all such technical information as well as know-how (given orally, in writing or in other tangible form) necessary for the manufacture of Products, which one party shares with the other. "Confidential Information" includes the specification necessary for the procurement of the components required for the manufacture of Products, with the exception of DRAMs, as defined in Attachment A.

            1.3 "Effective Date" shall mean the date on which this Agreement enters into force as set forth at the beginning of this Agreement.

            1.4 "Date of Shipment" shall mean the date on which the Products are shipped out "Ex-Works" TANISYS by SIEMENS' appointed forwarder.

            1.5 "Purchase orders" (Orders) shall mean the order(s) issued by SIEMENS confirming purchase of Products from TANISYS requiring delivery within the time frame indicated in the order.

            1.6 "Specification" means the technical description of goods contained or referred to in the order.

            1.7 "Allowed Capacity" is the capacity TANISYS has dedicated for SIEMENS.

            1.8 "Golden Devices" shall mean Products, tested by SIEMENS using the Tester and the Test Programs as well the test protocols containing the respective results.

            1.9 "Subsidiaries" shall mean legal entities controlled directly or indirectly, by capital or votes, by fifty percent or more by SIEMENS or TANISYS, but only as long as the entities are so controlled.

            1.10 "Requirements for Quality Assurance" shall mean the general quality requirements for processing of Devices enclosed as Attachment E to this Agreement, including any future updates or modifications of Attachment E.



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            1.11 "Packing Specification" shall mean the specification
according to which the Products shall be packed and labelled by TANISYS using the material as specified in the "Packing specification", which is part of the "Processing specification".

            1.12 "Processing specification" (see Attachment E) shall mean the specification and documentation for testing, burn-in and packing as well as specific quality requirements agreed upon in the written form between the parties for processing of the Products. For each type of Products or a family of Products, a "Processing specification" shall be agreed upon between the parties.

            1.13 "Electronic Mail", "Internet" or "Electronic Data Interchange" (EDI) shall mean those communications governed by the EDI Agreement attached as Attachment F.

            1.14 "Ex Works TANISYS" shall mean that title and risk of loss to the Products will be transferred FROM TANISYS at the time at which TANISYS deposits the properly packed Products with the freight carrier designated by SIEMENS at TANISYS' facilities, or delivered to customer location. TANISYS will use SIEMENS' shipping accounts when possible.

            1.15 "FCA (Free Carrier) TANISYS" shall mean that SIEMENS will provide the DRAMs to TANISYS' facilities for use per this Manufacturing Agreement with all related charges until they reach that site paid by SIEMENS.

            1.16 "SIEMENS" means legal entity, and means the list of contacts as specified in Attachment G.

2.  SCOPE OF WORK

Subject to these terms and conditions, TANISYS shall, in accordance to instructions from SIEMENS, manufacture, test and ship quantities of Products to SIEMENS or to those companies or locations to which SIEMENS directs (Customers). On acceptance by SIEMENS or upon receipt by the Customer of those Products, TANISYS shall be paid the amounts specified in Attachment B for such Products.

Upon TANISYS receiving products and signing a "Warehouse Receipt" for any given shipment, the quantity and description thereon will be deemed an absolute indication that TANISYS has accepted risk of loss for that quantity of that item. The only exception will be that TANISYS will be allowed until the close of business twenty-four (24) hours after receipt of any given shipment to advise in writing (by FAX) as to any discrepancies at the carton level; within forty-eight (48) hours at the part number and ident number detail level.

3.  DELIVERY BY SIEMENS

            3.1 SIEMENS or its "affiliates" shall deliver to TANISYS free of charge, subject to respective orders (on the basis "FCA" TANISYS) the quantity of DRAMs (as defined in Attachment A) necessary to fulfill the Contractor Manufacturer's obligation according to Article 4 and the Orders placed by SIEMENS as per Article 7 or 8 below.


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4.  QUALITY ASSURANCE

            4.1 QUALITY ASSURANCE MANUAL AND WORKMANSHIP STANDARD
TANISYS shall prepare and submit to SIEMENS, within 30 days following the Effective Date of this Agreement, an official quality assurance Manual and workmanship standard and shall implement such standard. SIEMENS may request alterations to the manual and workmanship standard in order to improve the overall product quality of the Products. Notwithstanding the above, the responsibility for such Manual and workmanship standard shall rest with TANISYS.

            4.2 GENERAL INSPECTION SYSTEM
TANISYS shall provide and maintain an inspection system acceptable to SIEMENS Quality Assurance covering the Products. Records of all inspections shall be kept complete and available for review by the SIEMENS Quality Assurance representative in accordance with the data retention periods specified in the Processing and Quality specification (Attachment E).

            4.3 FIRST ARTICLE TEST
If SIEMENS chooses to perform a first article test upon the Products, then such test may be performed at TANISYS' premises before delivery of the first quantity shipment of each type or any modified version thereof and further deliveries shall be subject to successful performance of such test.
  Such tests shall be performed at no cost to SIEMENS by TANISYS and under the observation of the SIEMENS Quality Assurance representative where necessary.

            4.4 QUALIFICATION
Reference devices for the various packages will be submitted by TANISYS during the initial production to SIEMENS for qualification. The production shall not start until approval is given by SIEMENS after the qualification tests on these parts.

            4.5 AUDITS
SIEMENS reserves the right to conduct an audit of the Quality Assurance system or Process Conformance of manufacturing and other fields with respect to quality, reliability and reporting.

            4.6 RECORD RETENTION
Records of all Production and quality data shall be kept for tracking and available for review by SIEMENS. The data retention period to be as specified in the Processing and Quality specification (Attachment E).

            4.7 FINAL INSPECTION / TEST
TANISYS shall conduct a final inspection test on each Product (100% test) prior to shipment. Such test shall demonstrate compliance with the applicable specification of the Products in question. The parties will agree on the details of such final inspection tests and document same in a writing signed by both parties (Attachment E).

            4.8 SIEMENS PERSONNEL
SIEMENS shall be responsible for the expense of sending any SIEMENS personnel to TANISYS' premises.


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            4.9 SIEMENS  ACCEPTANCE AT DESTINATION All
                Products ordered are subject to final acceptance at SIEMENS or its Customers. SIEMENS or its customers may perform an incoming inspection test based on random samples according
                to the quality assurance instructions.   If any Products
                should fail to pass such test as a result of TANISYS' work, SIEMENS will notify TANISYS of such defects in writing, i.e. by E-Mail or FAX. If the Products fail to pass such test based upon an agreed and correlated test method, SIEMENS may return the failed Products for rework by TANISYS free of charge with all handling, packing, forwarding transport cost and insurance cost incurred to be paid by TANISYS, and

a) TANISYS shall, upon request, promptly supply replacement, or

b) TANISYS shall, if SIEMENS requests it, replace the failed Products delivery lot free of charge on an emergency basis, or

c) SIEMENS may return the failed Products to TANISYS at no cost to SIEMENS for respective credit if the failed Products cannot be reworked to conform with the agreed specification.

5.  CHANGE IN PRODUCTS

            5.1 SIEMENS may request technical changes of the Products relating to improvement, reliability, serviceability or to requests of the market, customers, or requirement of authorities and TANISYS must comply with such change request. TANISYS will inform SIEMENS within ten (10) working-days after receiving such requests of the result of its evaluation of the change in writing. The parties shall mutually agree upon prices and implementation schedules for such changes.

            5.2 If TANISYS proposes to modify or change the Products so as to deviate from the specifications set forth in Attachment A to this Agreement, TANISYS shall inform SIEMENS in writing. SIEMENS may approve or disapprove such modifications or change request and will inform TANISYS in writing thirty (30) working days after receipt of notice of such a change in request.
 Such a proposed modification or change may only be implemented by TANISYS upon the express approval by SIEMENS. When modification or changes are approved and introduced into manufacturing, TANISYS shall inform SIEMENS as to final technical version of change and when the first shipment may be expected. SIEMENS will then determine how many units of the ordered or forecasted amount shall be shipped without the modifications or changes until first shipment takes place according to the new revision level.

            5.3 Regarding changes as per Article 5.2 above, TANISYS shall, upon request, submit to SIEMENS free of charge, samples of the modified Products at least thirty (30) days before first delivery of said products, for testing purposes.

6.  PURCHASE OF PRODUCTS
The scope of TANISYS' delivery and SIEMENS' purchase obligations shall depend on the forecasts and Orders placed by SIEMENS in writing.


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            6.1 Issue of "Purchase forecast"

a) Two weeks before the end of each quarter, SIEMENS shall forward a "Purchase Forecast" (Forecast) setting forth the anticipated demand for Products by SIEMENS for the succeeding six (6) quarters. The Forecasts are projections for planning purposes only (see Attachment C).

b) TANISYS shall ensure sufficient material (such as Printed Circuit Boards
(PCBs) and Packing Material) as specified in Attachment C. If any change in the design of the Products requires sudden change of PCBs or packing material, or if a Products is terminated and that circumstance then renders TANISYS' specific SIEMENS' stock as obsolete or unusable, SIEMENS shall be financially responsible for TANISYS' stock of PCB and Packing Material IN the quantities specified in Attachment C.

            6.2  Issuing of Order

a) SIEMENS shall issue to TANISYS a firm Order to purchase the quantity and type of Products. Each Order shall be placed in writing via EDI, fax or Internet. See Attachment C.

b) The Order shall govern all requirements of the Products by SIEMENS and deliveries by TANISYS. Only the quantities and type of Products given therein are firm order commitments.

c) All Orders have to be confirmed within one (1) working day by EDI, fax or Internet (see Attachment C).

7.  LEAD TIMES, EMERGENCY ORDERS

Lead times, "Ex-Works" TANISYS shall for either Products or Replacement products as specified in Attachment C.

Leadtimes for Emergency orders are separately defined in Attachment C.   Any
delay in delivery or pre-scheduled Products to SIEMENS affected by the emergency order shall not be construed as a delay under Article 9.3, unless total deliveries made within the relevant period concerned is less than the quantity deliverable by TANISYS fully utilizing the declared capacity of TANISYS which is dedicated for SIEMENS' Products. In such case of under-utilization and delays in delivery, TANISYS shall be liable under
Article 9.3 for the portion short delivered.

Deliveries under emergency orders shall be effected separately. TANISYS shall notify SIEMENS of the dispatch date (flight number, AWB number) by EDI, fax or Internet.

8.  DELIVERY OF PRODUCTS/LATE DELIVERIES

            8.1 Delivery shall be effected on the basis delivered "Ex-Works" TANISYS to SIEMENS' appointed forwarder. Each delivery shall be accompanied with appropriate shipping papers. All dispatch notes and/or invoices must include the Order number, the part numbers of Products shipped and any other information specified in the Order.

            8.2 Title and risk of loss shall pass upon delivery of product to SIEMENS' specific customer locations or to SIEMENS' appointed freight forwarder. SIEMENS shall indicate, in writing, a specific freight forwarder or means of transportation or routing to TANISYS and TANISYS shall comply with such directions. The Products shall be packed suitable for road / air transportation as agreed with the SIEMENS' appointed freight forwarder.


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            8.3 DELAYS

a) TANISYS shall make its best effort to ensure on-time delivery of the Products. If TANISYS is in default with the delivery of Products except by reasons of Force Majeure, Article 15, and/or delayed delivery of parts and components supplied by SIEMENS, SIEMENS may claim liquidated damages in the amount of 0.2% (two-tenths percent) of the Tanisys invoice as per Attachment B "Assembly Pricing" for the respective late delivered Products for every calendar day of the delay from the "Date of Shipment" which is confirmed or deemed accepted by TANISYS according to Section 6.2. The liquidated damages may accrue up to a maximum amount of 5% (five percent) in total or five thousand dollars ($5,000.00) maximum, notwithstanding any other rights SIEMENS may have.

b) In addition to these rights, any delays extending for more than a week, regardless of the cause (even if caused by late deliveries of TANISYS' subcontractors), SIEMENS shall be entitled to cancel the order wholly or in part without incurring any liability, and shall re-order the quantities according to then existing needs of SIEMENS after the circumstances interrupting the delivery have ended.

            8.4 If any circumstances should arise which could result in a delayed delivery of parts to TANISYS or of Products by TANISYS, the parties shall promptly notify each other.

            8.5 TANISYS shall only deliver full boxes of Products. Any incompletely filled boxes shall be retained by TANISYS and delivery made together with Products in the next Production Lot.

TANISYS shall deliver to SIEMENS on the 15th of each month:
a) All incomplete filled boxes of Products, and
b) All scrap DRAMs and modules for disposal by SIEMENS.

9.  PRICES AND TERMS OF PAYMENT

            9.1 Prices for the Products as stated in Attachment B to this Agreement are in U.S. Dollars, on the basis of delivery "Ex-Works" TANISYS and including appropriate packaging as specified by SIEMENS.

            9.2 PRICING ADJUSTMENTS

a) The prices stated in Attachment B are fixed for the period stated in Attachment B except in the case of changes under Article 5. The parties will review the market conditions, currency effect, material and labor cost influencing the price to be fixed for the next SIEMENS fiscal year (October through September) in good faith, on an annual basis, within the period of the last quarter of each SIEMENS fiscal year and mutually agree and decide the price applicable for the next SIEMENS fiscal year which price shall reflect the result of reviewing the aforesaid factors.

b) However, the parties will review, in good faith, the market conditions, currency effect, material and labor cost specifically costs affecting printed circuit board and packing material and volumes influencing the prices, on a quarterly basis, three weeks before the end of each quarter and will mutually update the price applicable for the next SIEMENS' quarter to reflect the result of reviewing these factors.

c) If the parties cannot work out a mutually acceptable solution, either party may terminate this Agreement with six (6) months written notice. Notwithstanding such right of termination, TANISYS shall continue to deliver Products at the most recent contractual prices during this six months' period. However, if the parties come to an agreement for solution within such six (6) months from the notice of termination, then the new price shall be supplied retro-actively from

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the date of termination notice and the respective party shall compensate the other party the difference of the Purchase Price accrued from that date.

            9.3 TERMS OF PAYMENT

Payment shall be due thirty (30) days net after receipt of the respective invoice from TANISYS.

10.  WARRANTY / DEFECTS OF EPIDEMIC NATURE

TANISYS warrants that the Products conform with the applicable specifications and are free from defects in material and workmanship subject to these conditions:

            10.1 The warranty period for the Products shall end at the earlier of thirty-six (36) months after the delivery to Customers or receipt of the Products by SIEMENS.

            10.2 If any Products supplied by TANISYS fails to conform with this warranty due to manufacturing defects, TANISYS shall replace at its sole cost and expense such defective Products without delay after receipt of SIEMENS' return shipment. The expenses required for returning such defective Products to TANISYS shall be borne by SIEMENS; the expenses required for re-sending Products to SIEMENS or to its Customer shall be borne by TANISYS.

If, within thirty (30) days after receipt at TANISYS, such replacement Products are not shipped, SIEMENS shall have the right to replace the defective Products with products from TANISYS' latest shipment or SIEMENS' stock which shall then be deemed as replacement under warranty. TANISYS shall ship on an emergency basis and on its own account such number of Products as to make up for the thus diminished SIEMENS stock.

            10.3 Replacements shall be subject to a new 36 month warranty period, beginning with the receipt of the product by SIEMENS or its Customer.

            10.4 If defects or malfunctions which appear to be excessive or of an epidemic nature result from the manufacturing or use of unsuitable materials by TANISYS, then TANISYS shall take appropriate actions to remedy such defects in agreement with SIEMENS and in accordance with reasonable standards applicable to the individual circumstances. TANISYS shall inform SIEMENS about its actions to be taken within two (2) weeks after notification.

            10.5 The provisions of this Article 10 shall also apply after termination of this Agreement.

            10.6 If any technical problem, defect or malfunction occurs, SIEMENS will promptly be informed by TANISYS. TANISYS will immediately start investigations and supply a first substantial answer within five (5) working days after receipt of SIEMENS' notification.

            10.7 TANISYS does not warrant consigned DRAMs, except as to damage or defects which result from TANISYS' storage or use of the consigned DRAMs.


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            10.8  TANISYS SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES EXCEPT
THOSE SPECIFICALLY PROVIDED HEREIN, INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND OF MERCHANTABILITY.

11.  LIABILITY, RESPONSIBILITY

            11.1 It is SIEMENS' responsibility to defend and resolve at SIEMENS' expense any dispute arising from a claim that the Products infringe a third party's patent to the extent that the alleged infringement is due to the use of SIEMENS Information and/or DRAMs supplied by SIEMENS and incorporated in Products manufactured by TANISYS.

            11.2 Notwithstanding Section 11.1 above, it is TANISYS' responsibility to defend or otherwise resolve at TANISYS' expense any dispute arising from a claim that the Products infringe a third party's patent, due to specific components in Products manufactured by TANISYS or purchased by TANISYS from any third source or due to the manufacturing process employed by TANISYS unless directly specified by SIEMENS'.

            11.3 If a third party alleges an infringement of its patent, then the party to this Agreement against which this claim is raised shall immediately inform the other party and both parties shall discuss how to handle such claim or lawsuit in the best way possible; such discussion limited to consultations only.

            11.4 SIEMENS shall indemnify and hold TANISYS harmless against any claims, costs and expenses due to non-patent claims related to the Products which arise from TANISYS' use of SIEMENS SUPPLIED Information or DRAMs supplied by SIEMENS.

            11.5 TANISYS shall indemnify and hold SIEMENS (and/or SIEMENS' Subsidiaries/Affiliates and/or its Customers) harmless against any claims, costs and expenses due to any other liability than SIEMENS liability as per Sections 11.1 and 11.4. TANISYS may at SIEMENS' request maintain general comprehensive liability insurance in a minimum amount of $------; in such case SIEMENS shall be named as an additional insured. SIEMENS reserves the right to carry such general comprehensive liability insurance concurrent with existing SIEMENS insurance policies in effect.

            11.6 These indemnities are conditioned upon the party seeking indemnification promptly notifying the other party; making no admissions of liability and cooperating in the defense of the claim.

            11.7 NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES THAT RESULT FROM PERFORMANCE UNDER THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.  ARBITRATION

            12.1 SIEMENS and TANISYS shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to


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settle the controversy. The executive will be at the CEO, CFO or COO level and will not have had direct responsibility for administration of this Agreement. Either party may give the other written notice of any dispute not resolved in the ordinary course of business. Within fifteen (15) days after delivery of the notice the party receiving the notice shall submit to the other a written response.

The notice and response shall include a statement of the party's positions regarding the matter in dispute, a summary of arguments in support, and the name and title of the executive who will represent that party and any other person who will accompany that executive. Within 30 days after delivery of the initial notice, the designated executives shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to attempt to resolve the dispute. All reasonable request for information made by one party to the other shall be honored in a timely fashion.

All negotiations conducted pursuant to this Section 12 (and any of the party's submissions in contemplation hereof) shall be kept confidential by the parties and shall be treated by the parties and their respective representatives as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and any similar state rules.

            12.2 If any matter in dispute arising under this Agreement has not been resolved within sixty (60) days after delivery of the notice or if the parties fail to meet within thirty days (30) days, the matter will be submitted to binding arbitration. Either party may initiate binding arbitration as contemplated herein.

Either party (the claimant) may give written notice to the other (respondent) of its intention to arbitrate, which notice shall contain a statement setting forth the nature of the dispute, the amount involved, if any, and the remedy sought, and file with the appropriate office of the American Arbitration Association three copies of the notice and three copies of the arbitration provision of this Agreement, together with the appropriate filing fee as provided in the Schedule on page 21 of the AAA Commercial Rules as Amended and Effective on November 2, 1993.

The AAA shall give notice of such filing to the respondent which may file an answering statement in duplicate with the AAA within ten days after notice from the AAA, in which event the respondent shall at the same time send a copy of the answering statement to the claimant. If a counterclaim is asserted, it shall contain a statement setting forth the nature of the counterclaim, the amount involved, if any, and the remedy sought. If a counterclaim is made, the appropriate fee shall be forwarded to the AAA with the answering statement. If no answering statement is filed within the stated time, it will be treated as a denial of the claim. Failure to file an answering statement shall not operate to delay the arbitration.

            12.3 The AAA Commercial Arbitration Rules, as modified or revised by the provisions herein, shall govern these proceedings. The arbitration shall be conducted by three arbitrators, one selected by each party and the third selected by those two arbitrators. After the arbitrators are selected, the parties agree to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules.

            12.4 The place of the arbitration proceedings shall be San Francisco, California if TANISYS initiates the arbitration and in Austin, Texas if SIEMENS initiates the arbitration. The decision of the arbitration panel shall be rendered in writing.


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            12.5 The parties agree that procedural rules will be those of the
State in which the arbitration is to OCCUR, as amended by this Agreement. In addition, the parties agree that discovery will take place informally to the extent possible through document production, interrogatories limited to identification of witnesses and documents and no more than five (5) depositions per side.

13.  SUBSTANTIVE LAW

All disputes shall be settled in accordance with the provisions of this Agreement and all other Agreements regarding its performance, in accordance with the substantive law of the State identified in Section 12.4 (except for its conflict of laws provision) without reference to other law. The United Nations Convention on contracts for the International Sale of Goods of April 1, 1980 shall not apply.

14.  CONFIDENTIALITY

            14.1 The parties undertake to keep secret, even after termination of this Agreement, Confidential Information furnished hereunder insofar as, and as long as, it has not otherwise lawfully come into the public domain or the party which disclosed the information has not consented in writing that it may be disclosed to third parties.

            14.2 The parties further agree that it will only use Confidential Information supplied under this Agreement for purposes set forth in this Agreement.

            14.3 Information shall not be subject to the above confidentiality provisions to the extent that a party can demonstrate that the information

- is known to or is in the possession of that party before transmission by the other party;

- became legally available to that party from a source other than the other party or is in or passed into the public domain other than by reach of this Agreement;

- is developed independently by that party;

- the disclosure of which is expressly authorized by the other party.

            14.4 Except as required by law, neither party shall disclose the existence of this Agreement, including insurance coverage and values thereunder, except as mutually agreed.

15.  FORCE MAJEURE

Neither party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by Force Majeure such as, but not limited to, riots, civil commotion, wars, hostilities between nations, governmental laws, orders or regulations, actions by the government or any agency thereof, storms fires, strikes, lockouts, sabotages, explosion or any other contingencies beyond the reasonable control of the respective party and of its sub-contractors or supplier. In such events, the affected party shall immediately inform the other party of such circumstances together with documents of proof, if any, and the performance of obligations hereunder shall be suspended during, but not longer than, the period of existence of such cause and the period reasonable required to perform the obligations in such cases.

Should a circumstance of Force Majeure continue without interruption for a period of more than six (6) months, then either party has the right to forthwith terminate this Agreement and/or the respective


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individual orders by registered letter. The parties may also negotiate for a reasonable extension or adjustment of this Agreement.

16.  TERM AND TERMINATION

            16.1 This Agreement shall be in effect for a period of two (2) years and shall be extended automatically by periods of one year each unless terminated by written notice at least six (6) months before the end of such 2 year period or the end of a one year extension period. The term of notice shall be six (6) months.

            16.2 This Agreement may by written notice be prematurely terminated with immediate effect by the party having such right as herein provided, and notwithstanding any other rights such party may have, upon the occurrence of either one or more of the events stated below:

- by either party if the other party voluntarily files a petition in bankruptcy or has such a petition involuntarily filled against it (which petition is not discharged within ninety (90) days after filing), or is placed in an insolvency proceeding, or if an order is entered appointing a receiver or trustee for a levy or attachment is made against a substantial portion of its assets which order shall not be vacated, set aside or stayed within thirty (30) days from date of entry, or if any assignment for the benefit of its creditors is made.

- by either party if the other has failed substantially in the performance of
any material   contractual obligation, provided that such default is not
remedied to the other party's   satisfaction, within sixty (60) days after
written notice to the other party specifying the nature of such default and requiring remedy of the same.

            16.3 A waiver of any default by either party of any of the terms and conditions of this Agreement but shall apply solely to the instances to which such waiver is granted.

            16.4 In the event of termination of this Agreement, SIEMENS shall be entitled to request delivery of, and TANISYS shall be obliged to deliver, subject to the terms of this Agreement, all quantities of Products ordered from TANISYS before the Effective Date of termination.

17.  PROVISIONS COVERING THE TIME AFTER TERMINATION

            17.1 After termination of this Agreement, TANISYS shall continue to supply to SIEMENS according to the terms of this Agreement Products which SIEMENS needs in order to fulfill contractual delivery obligations which have been entered into on the basis of quotations before termination of this Agreement; SIEMENS will continue to meet its payment obligations under this Agreement.

            17.2 When this Agreement is terminated, either party shall, upon written request by the other, return all Confidential Information received, as well as all copies made of such Confidential Information.

            17.3 This Article 17 shall survive the termination of this Agreement.

18.  MISCELLANEOUS

            18.1 For orders placed by SIEMENS under this Agreement no other conditions than those specified herein shall be applicable.

            18.2 All changes and amendments to this Agreement must be in writing to be valid. This requirement of written form can only be waived in writing.

            18.3 Notices and communications between TANISYS and SIEMENS shall be given in writing or by FAX or E-Mail in English Language to the following addresses of the parties or to such other address as the party concerned may subsequently notify in writing to the other party:

                 If to TANISYS:   TANISYS Technology, Inc.
                                  12201 Technology Blvd.
                                  Austin, TX 78727
                                  FAX: 512/258-3689

                 If to SIEMENS:   SIEMENS Components, Inc.
                                  10950 North Tantau Avenue
                                  Cupertino, CA 95014
                                  Attn: Mr. Kleinjan Du Preez,
                                        Director, Memory Products
                                  FAX:  408/777-4974

            18.4 TANISYS shall not be permitted to assign this Agreement, or parts thereof, or any right or obligation hereunder, wholly or partially to any third party (which term includes "Subsidiaries") without the prior written consent of SIEMENS. SIEMENS shall not be permitted to assign this Agreement, or rights or obligations hereunder, wholly or partially to any third party, without the prior written consent of TANISYS. However, SIEMENS shall be permitted to assign the contract to any entity formed by or resulting from changes in the structure of SIEMENS activities in the U.S., so long as the resulting entity continues to be part of the Siemens family.

            18.5 If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of this Agreement shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement shall continue in full force and effect.

            18.6 The titles to the Articles of this Agreement are for convenience or reference only and are not part of this Agreement and shall not in any way affect its interpretation.

            18.7 When this Agreement becomes effective, it shall constitute the entire understanding and agreement between the parties with respect to the manufacture of Products, and shall supersede and cancel all previous agreements, negotiations and commitments, either oral or written.

            18.8 All rights and remedies conferred under this Agreement or by any other instrument or law shall be cumulative, and may be exercised singularly or concurrently. Failure by either party to enforce any provision of this Agreement shall not be deemed a waiver of further enforcement of that or any other provision.

            18.9 THE PARTIES agree to comply with all U.S. federal, state, and local laws and regulations that are applicable to the Products.

19.  EXPORT REGULATIONS

SIEMENS Information and supplies and products to be provided under this Agreement are subject to governmental export regulations and the obligations to provide same are subject to receipt of appropriate approvals.

TANISYS agrees to use the freight carrier so designated by SIEMENS which will handle all coordination, brokerage and customs activities for all export activity.

20.  ORDER OF PRECEDENCE

In the event of any contradiction occurring between the various documents contained in this Agreement, the order of precedence shall follow the order listed below with the first item (1) having first precedence and the last item enjoying lowest precedence.

1. This AGREEMENT:     SIEMENS TANISYS
2. ATTACHMENTs:        In ascending Order (A, B, ....)

IN WITNESS THEREOF, the parties hereto have caused this Manufacturing Agreement to be executed by their duly authorized representatives as of the date first written above.

TANISYS TECHNOLOGY, INC.                 SIEMENS COMPONENTS, INC.
__________________________               __________________________________



/s/ GARY W. PANKONIEN                    /s/ KLEINJAN DU PREEZ
__________________________               __________________________________
By                                       By

GARY W. PANKONIEN                        KLEINJAN DU PREEZ
__________________________               __________________________________
Printed Name                             Printed Name

PRESIDENT & CHIEF OPERATING OFFICER      DIRECTOR, MEMORY PRODUCTS
___________________________________      __________________________________
Title                                    Title


11/20/96                                 11/20/96
___________________________________      __________________________________
Date                                     Date


/s/ Joe O. Davis                         /s/ Christiane Walter

JOE DAVIS                                CHRISTIANE WALTER
___________________________________      __________________________________
Printed Name                             Printed Name

CHIEF FINANCIAL OFFICER                  DIRECTOR CORPORATE CONTROLLING
___________________________________      __________________________________
Title                                    Title


11/20/96                                 11/21/96
___________________________________      __________________________________
Date                                     Date


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